Exhibit 99.2

New Energy Acquires Kim Fai Solar Energy Technology Co. Ltd. for $24.0 Million in Stock and Seller Note

Acquisition expands New Energy’s Anytone® and New Power product segments
Expected to be accretive to earnings
Acquisition price is 4.8x projected 2011 net income
Forecasted to generate $24.0 million of revenue and $5.0 million of net income in 2011

SHENZHEN, China, Nov. 12 /PRNewswire-Asia-FirstCall/ -- New Energy Systems Group (NYSE Amex: NEWN) ("New Energy" or the "Company"), a vertically integrated original design manufacturer and distributor of lithium ion batteries and backup power systems, today announced it has acquired Shenzhen-based Kim Fai Solar Energy Technology, Co. Ltd. (“Kim Fai”) for $24.0 million, to be paid in stock and a seller note.  Kim Fai was established in 2005 and is a rapidly growing manufacturer of consumer, commercial and residential solar energy and battery systems including remote battery products for hand held communication and computing devices.

The $24.0 million purchase price includes:  (i) approximately 1.9 million newly issued New Energy common shares (valued at $11.0 million, which is based on a value of $5.75 per share, which reflects the approximate price of the Company’s stock when the two parties began negotiating) and (ii) $13.0 million interest-free seller note due in one year.

The acquisition of Kim Fai is expected to generate approximately $24.0 million of revenue and $5.0 million of net income in 2011.    Kim Fai is being acquired from parties that, prior to this announcement, are unrelated and unaffiliated with the Company in anyway.

Mr. Jack Yu, Chairman of New Energy stated “We are very excited about this acquisition, which we believe will make New Energy a larger, stronger, and more profitable company.  The solar industry in China is one of the fastest growing markets in the world, and we believe Kim Fai’s revenue will grow over 30% in 2011 and will experience similar growth in the years to come.  As a result, we are very pleased with our ability to acquire such a highly regarded and fast growing company at only 4.8 times the projected 2011 net income. Furthermore, we believe there will be meaningful synergies derived by combining Kim Fai into our existing operations, including our ability to sell Kim Fai’s products through our existing distribution channels, by leveraging our combined research and development efforts and further reducing certain redundant manufacturing and SG&A costs.   One of our first priorities will be to expand our Anytone® solar-powered product offering with new technologies and consumer products using Kim Fai’s solar power sources.  Importantly, all of Kim Fai senior management, including its President, Mr. Gong Wei, will continue to manage the company’s day to day operations.  Kim Fai’s management team is very well respected in the industry and we expect the acquisition integration to be seamless. Finally, we believe that the fact that the sellers request to be paid in large part in stock reflects their confidence in value creation which will occur from the new combined entity.”

The approximately 1.9 million shares issued as part of this acquisition are restricted, unregistered shares sold pursuant to Reg S or Section 4(2) of the Securities Act of 1933 and are subject to the resale restriction of Rule 144 promulgated thereunder. New Energy currently has a significant cash balance, minimal debt and generates strong cash flow.  As a result, the Company expects to repay the seller note with cash flow from operations and will not need additional financing to meet this obligation.

About New Energy Systems Group

New Energy Systems Group is a vertically integrated original design manufacturer and distributor of lithium ion batteries and backup power systems for mobile phones, laptops, digital cameras, MP3s and a variety of other portable electronics. The company's end-user consumer products are sold under the Anytone® brand in China, and the company has begun expanding its international sales efforts. The fast pace of new mobile device introductions in China combined with a growing middle class make it fertile ground for New Energy's end-user consumer products, as well as its high powered, light weight lithium ion batteries. In addition to historically strong organic growth, New Energy is expected to benefit from economies of scale, broader distribution, greater production capacity and higher profit margins in 2010. Additional information about the company is available at: www.newenergysystemsgroup.com.

Forward Looking Statements

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary and affiliated companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

COMPANY
New Energy Systems Group
Ken Lin, VP of Investor Relations
Tel:   +1-917-573-0302
Email: klin1330@hotmail.com

INVESTOR RELATIONS
John Mattio, SVP
HC International, Inc.
Tel: US +1-203-616-5144
Email: john.mattio@hcinternational.net
Web: http://www.hcinternational.net

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